Exhibit 99.1

QUALSTAR REPORTS FISCAL 2015 FOURTH QUARTER AND FULL YEAR RESULTS

Qualstar Reports an 18% Revenue Increase for Fiscal Year Ending 2015 Versus 2014

Westlake Village, Calif., September 9, 2015 — Qualstar® Corporation (NASDAQ: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today reported financial results for the fourth quarter and the fiscal year ended June 30, 2015.

Fiscal 2015 Fourth Quarter Financial Results

Revenues for the quarter ended June 30, 2015 were $3.2 million, compared with $2.7 million for the quarter ended June 30, 2014, an increase of $0.5 million or 18.5%. Loss from operations was $0.3 million for the quarter ended June 30, 2015 compared with a loss of $0.7 million for the quarter ended June 30, 2014. Loss per share was $(0.02) for the quarter ended June 30, 2015 compared with loss per share of $(0.06) per basic and diluted share for the quarter ended June 30, 2014.

“We are pleased with the overall improvement in our results. We were able to increase revenue, lower operating expenses and continue with our product expansion for both business units. This demonstrates that we are executing our turnaround plan. We continue to explore other avenues to achieve further growth and continued momentum,” said Steven N. Bronson, Qualstar’s Chief Executive Officer.

“Qualstar has now successfully entered into additional vertical markets with our broadened product offerings in both the Data Storage Solutions and Power Solutions business units. As part of our global expansion, we have developed new channel partners in various countries including emerging markets,” stated Daniel K. Jan, Qualstar’s President.

Data Storage segment revenues were $1.4 million for the quarter ended June 30, 2015, compared with $1.2 million for the same period last year, an increase of $0.2 million or 16.7%. Power supply segment revenues were $1.8 million for the quarter, compared with $1.5 million in the quarter ended June 30, 2014, an increase of $0.3 million, or 20%.

Gross margin was 34.4% of revenues or $1.1 million for the quarter ended June 30, 2015, an improvement over the gross margin of 29.6% of revenues or $0.8 million for the quarter ended June 30, 2014. The increase in gross profit was primarily attributed to lower charges to the inventory reserves during the quarter and sales of higher margin products. Engineering expenses for the fourth quarter of the fiscal year 2015 were $0.4 million or 12.5% of revenues, compared with $0.5 million, or 18.5% of revenues for the fourth quarter of the fiscal year 2014. Sales and marketing expenses were $0.5 million or 15.6% of revenues for the fourth quarter of fiscal 2015, compared with $0.4 million, or 14.8% of revenues in the corresponding period last year. General and administrative expenses for the fourth quarter of fiscal 2015 were $0.5 million, or 15.6% of revenues, compared to $0.8 million, or 29.6% of revenues, for the same period last year. There were no restructuring expenses for the fourth quarter of fiscal 2015, compared to a recovery of $0.2 million, or 7.4% of revenues, for the same period last year.

Fiscal 2015 Full Year Financial Results

Qualstar reported revenues of $12.9 million in the fiscal year 2015, an increase of 18.3% compared with $10.9 million in the fiscal year 2014. Net loss in fiscal 2015 was $1.3 million or $(0.11) per basic and diluted share. This compares with a net loss in the fiscal year 2014 of $5.6 million, or $(0.46) per basic and diluted share.

Cash equivalents and marketable securities were $4.7 million at June 30, 2015, compared with $7.2 million at June 30, 2014, down $2.5 million. Inventory, net of reserves, at June 30, 2015, was $2.9 million, compared with $3.2 million at June 30, 2014.

“We continue to aggressively manage our cash. In fiscal 2015 the Company used $2.4 million in operating the business, compared to $6.3 million used in 2014 and $6.5 million used in 2013,” stated Mr. Bronson. “We are focused on improving our cash flow. In February 2015, we relocated our offices and warehouse to a smaller footprint and are saving approximately $34,000 per month. We continue to reduce spending where possible and to work toward a positive cash flow.”

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2Power™ brand, and of data storage systems marketed under the Qualstar™ brand. Our N2Power power supply products provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to, telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All of Qualstar’s filings are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

Contact Information:

Steven N. Bronson

Chief Executive Officer

Qualstar Corporation

805.583.7744 ext. 154

-Financial Tables to Follow-

QUALSTAR CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net revenues	$3,249	$2,748	$12,902	$10,941

Cost of goods sold	2,120	1,928	8,530	8,350

Gross profit	1,129	820	4,372	2,591

Operating expenses:
Engineering	352	482	1,351	2,461
Sales and marketing	529	471	2,077	2,200
General and administrative	502	771	2,478	3,780
Restructuring expenses(income)	-	(228)	(245)	(202)
Total operating expenses	1,383	1,496	5,661	8,239

Loss from operations	(254)	(676)	(1,289)	(5,648)

Other (expense) income	-	(1)	(19)	24

Loss before income taxes	(254)	(677)	(1,308)	(5,624)

Provision for income taxes	-	-	-	-

Net loss	$(254)	$(677)	$(1,308)	$(5,624)

Change in unrealized losses on investments	-	(2)	(1)	(3)

Comprehensive loss	$(254)	$(679)	$(1,309)	$(5,627)

Loss per share:
Basic and Diluted	$(0.02)	$(0.06)	$(0.11)	$(0.46)

Shares used to compute loss per share:
Basic and Diluted	12,253	12,253	12,253	12,253

QUALSTAR CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$4,696	$5,462
Marketable securities, short-term	—	1,763
Accounts receivable, net of allowance for doubtful accounts of $15 at June 30, 2015 and $92 at June 30, 2014	2,321	1,412
Inventories, net	2,948	3,177
Prepaid expenses and other current assets	140	241
Total current assets	10,105	12,055
Property and equipment, net	538	663
Other assets	41	67
Total assets	$10,684	$12,785
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$913	$952
Accrued payroll and related liabilities	396	322
Deferred service revenue	830	1,197
Other accrued liabilities	393	1,174
Total current liabilities	2,532	3,645

Other long-term liabilities	17	17
Deferred service revenue, long term	225	243
Total long term liabilities	242	260

Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 5,000 shares authorized; no shares issued	—	—
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of June 30, 2015 and June 30, 2014	19,039	18,943
Accumulated other comprehensive income	—	1
Accumulated deficit	(11,129)	(9,821)
Total shareholders’ equity	7,910	9,123
Total liabilities and shareholders’ equity	$10,684	$12,785